FOR IMMEDIATE RELEASE	January 18, 2017

Contact: Susan Jordan
732/577-9996

MONMOUTH REAL ESTATE DECLARES

COMMON AND PREFERRED DIVIDENDS

FREEHOLD, NJ, January 18, 2017…..On January 17, 2017, the Board of Directors of Monmouth Real Estate Investment Corporation (NYSE:MNR) (“Company”) declared its quarterly cash dividend on the Company’s Common Stock of $0.16 per share payable March 15, 2017, to shareholders of record at the close of business on February 15, 2017. The Company’s annual dividend rate on its Common Stock is $0.64 per share.

On January 17, 2017, the Board of Directors also declared a quarterly dividend for the period commencing December 1, 2016 through February 28, 2017, of $0.4921875 per share on the Company’s 7.875% Series B Cumulative Redeemable Preferred Stock payable March 15, 2017, to shareholders of record as of the close of business on February 15, 2017. Series B preferred share dividends are cumulative and payable quarterly at an annual rate of $1.96875.

Also on January 17, 2017, the Board of Directors declared a quarterly dividend for the period December 1, 2016 through February 28, 2017, of $0.3828125 per share on the Company’s 6.125% Series C Cumulative Redeemable Preferred Stock payable March 15, 2017, to shareholders of record as of the close of business on February 15, 2017. Series C preferred share dividends are cumulative and payable quarterly at an annual rate of $1.53125.

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the U.S. The Company specializes in single-tenant, net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants. Monmouth Real Estate is a fully-integrated and self-managed real estate company, whose property portfolio consists of 100 properties containing a total of approximately 16.6 million rentable square feet, geographically diversified across 30 states. In addition, the Company owns a portfolio of REIT securities.

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